EXHIBIT 4.3

ISSANNI COMMUNICATIONS, INC.

INCENTIVE PROGRAM

1.             Purpose of this Program.

The purpose of this Issanni Communications, Inc. Incentive Program (the “Program”) is to provide certain employees of Issanni Communications, Inc. (the “Company”) who provided services to the Company prior to the purchase of the outstanding capital stock of the Company by UTStarcom International Products, Inc. (the “Subsidiary”), a subsidiary of UTStarcom, Inc. (“Parent”), and who will continue to perform services for the Company, Parent, or a subsidiary of the Company or its Parent (the “Control Group”) with an incentive to continue providing services to a member of the Control Group and to maximize the value of the Company’s (or other Control Group member’s) business.  The Company, the shareholders of the Company and Subsidiary have entered into Share Purchase Agreement dated as of April 18, 2002 (the “Purchase Agreement”), and terms not defined herein shall have the meanings set forth in the Purchase Agreement.  For the purposes of this Program, the term “Effective Time” shall mean the date of “Closing”, as that term is defined in the Purchase Agreement.

2.             Administration of this Program.

The Board of Directors of the Parent shall administer this Program, or a committee appointed by such Board (referred to collectively herein as the “Board”).  The Board shall have the power and authority to take all actions and make all determinations that it deems necessary or desirable to effectuate, administer or interpret the Program.  Except as otherwise provided herein, the Board shall have the power and authority to evaluate the degree to which “Milestones” (as defined herein) have been satisfied and to establish such other measures as may be necessary to meet the objectives of the Program.  Except as otherwise provided herein, all actions taken and all determinations made by the Board shall be final, binding and conclusive on all parties, including the Company and all “Eligible Employees” (as defined herein).

3.             Eligibility.

The persons who shall participate in this Program (the “Eligible Employees”) shall be those individuals listed on Exhibit A.  No individual listed on Exhibit A shall be removed therefrom without his or her consent.  The consequences of any termination of an Eligible Employees employment with the Control Group shall be governed by the provisions of Section 6 of this Program.

4.             Operation of this Program.

(a)           General.  Each Eligible Employee will be granted a number of “Bonus Pool Shares” (as defined herein) equal to the total number of Bonus Pool Shares multiplied by the percentage across from such Eligible Employee’s name as provided for on Exhibit A (the “Stock Bonus Award”).  Such Bonus Pool Shares shall be subject to a Parent repurchase option, which will provide that the Parent will have the option to reacquire such shares for the original purchase price paid for such shares in the event such Eligible Employee ceases to provide services to any member of the Control Group pursuant to Section 6(b) (the “Repurchase Option”).  Subject to Section 6(b), the Repurchase Option shall lapse on the fifth (5th) anniversary of the Effective Time, subject to such Eligible Employee’s continued service with a member of the Control Group on such date.  Notwithstanding the foregoing and subject to Section 6(b), the Repurchase Option will lapse earlier with respect to a certain portion of each Eligible Employee’s Stock Bonus Award upon the attainment of the milestones described in Section 5 below (the “Milestones”) as determined by the Board (as provided herein), subject to such Eligible Employee’s continued service to a member of the Control Group on such date (unless otherwise provided by the terms of the Program).  The Stock Bonus Award, to the degree earned upon achievement of a Milestone or on the fifth (5th) anniversary of the Effective Time, will be distributed to the Eligible Employees within thirty (30) days following either the date the Board makes such declaration or the fifth (5th) anniversary of the Effective Time.  If an Eligible Employee does not vest in all or any portion of his or her Stock Bonus Award, then the Bonus Pool Shares with respect to any particular Stock Bonus Award shall revert to the Parent upon exercise of its Repurchase Option and shall not be distributed hereunder.

(b)           Stock Available for Grant Pursuant to this Program.  One Million Dollars ($1,000,000) worth of common stock of the Parent (the “Bonus Pool Shares”), valued as the amount of One Million Dollars $1,000,000 divided by the average of the closing price of the Parent’s common stock on the NASDAQ for the five (5) trading days immediately preceding the Effective Time, shall be available for grant under this Program.

5.             Milestones.

(a)           Program Year 2002 and 2003 Financial Goals.  For Program Year 2002 (as defined herein) and Program Year 2003 (as defined herein), the Repurchase Option will lapse with respect to a certain portion of the Eligible Employees respective Stock Bonus Awards upon the Control Group meeting or exceeding the following revenue goals for Sales (as defined herein) of the Issanni 500, Issanni 1000 and Issanni 5000 (including any associated maintenance services) (collectively the “Issanni Products”), or other Control Group commercial products or modules that are substantially dependent upon the proprietary technology of the Issanni Products:

Program Year

Issanni Products Program Year Revenue

Stock Bonus Award Amount

2002

At Least $5,000,000

$125,000

2002

At Least $10,000,000

$250,000

2002

At Least $20,000,000

$500,000

2003

At Least $5,000,000

$125,000

2003

At Least $10,000,000

$250,000

2003

At Least $20,000,000

$500,000

Upon the Board’s declaration that the financial goals for Program Year 2002 and/or Program Year 2003 have been achieved, those Bonus Pool Shares subject to a Stock Bonus

Award shall vest and have any Repurchase Option with respect thereto lapse, which such Bonus Pool Shares shall then be available for distribution in accordance with the terms of the Program and shall be distributed to the Eligible Employees to the extent an Eligible Employee is eligible to receive such Bonus Pool Shares.  In no event shall the total value of Bonus Pool Shares distributed on the basis of attainment of the Milestones exceed $500,000 for any single program year.

Notwithstanding anything to the contrary contained in the foregoing, it is the parties’ intent that the Program Year 2002 financial goals and the Program Year 2003 financial goals be calculated on a cumulative basis, both prospectively and retroactively applied. Accordingly, to the extent that the Sales in Program Year 2003 would have exceeded $20,000,000 in Program Year 2003 (an “Excess Sales Amount”), such Excess Sales Amount shall be credited towards the calculation of Sales for Program Year 2002 if a $500,000 Stock Bonus Award was not achieved (a “Shortfall”) in Program Year 2002. Excess Sales Amounts may also be applied to Shortfalls relating to a program year occurring after the program year in which such Excess Sales Amount was achieved, such that an Excess Sales Amount can be carried forward. Accordingly, an Excess Sales Amount for Program Year 2002 may also be credited towards the calculation of Sales for Program Year 2003 if a $500,000 Stock Bonus Award is not achieved for Program Year 2003.  The maximum Excess Sales Amount that may be applied to a Shortfall in either Program Year shall be $5,000,000, and payment of any such Excess Sales Amount[s] shall be subject to the $500,000 program year payment limitation described herein.

(b)           Accounting.  For purposes of Sections 5(b) and 5(c), the Eligible Employees shall be solely and collectively represented by Allan Chu (the “Representative”).  The Representative shall have the sole right and authority on behalf of the Eligible Employees, to seek any accounting as provided by this provision or address any issues that arise pursuant to this Program.  The Board shall send to the Representative on the date of each distribution of the Stock Bonus Award a statement showing, in reasonable detail and with sufficient supporting documentation, the calculation of the portion, if any, of the Stock Bonus Award earned by the Eligible Employees during each program year, certified by an officer of the Subsidiary. Representative and the Representative’s agents shall have reasonable access to the working papers of the Control Group and its auditors for purposes of confirming the accuracy of the calculations of the Sale[s] for Program Year 2002 and Program Year 2003. In the event that the Representative disputes the calculation of the Sale[s], it shall deliver a written notice to the Board within forty-five (45) days after receipt of the Board’s calculation of the achievement of the financial goals for either Program Year 2002 or Program Year 2003, including the reason for such dispute.  If no notice of dispute is received by the Board by such date, the Representative shall be deemed to have accepted the Board’s declaration.  If the Board, on the one hand, and Representative, on the other, fail to resolve any dispute within ten (10) days after the day on which the Representative gave notice of the dispute, then the dispute shall be submitted to an accounting firm (other than the Control Group’s auditors) mutually agreed to by the Board and the Representative (the “Accounting Firm”) and the dispute shall be submitted to such firm.  The Board on the one hand, and the Representative, on the other, shall engage the Accounting Firm to resolve the dispute and the Accounting Firm shall be required to render its decision within thirty (30) days.  The decision of the Accounting Firm shall be final and binding and the calculation of Sale[s] for the subject Program Year shall be adjusted to reflect such decision.  The Parent shall promptly issue to Eligible Employee[s] the appropriate amount of an additional Stock Bonus Award to the extent the resolution of the dispute(s) supports a calculation of

Sale[s] that requires the issuance of additional Stock Bonus Award consideration.  If resolution of the dispute(s) supports a calculation of the Sale[s] that reduces the amount of Stock Bonus Award that should have been issued to a number that is less than the amount of Stock Bonus Award previously awarded by the Parent, then the Parent, at its option, will be entitled to either (i) reduce the amount of Stock Bonus Award that the Parent may otherwise be required to issue with respect to the next successive Program Year in an amount equal to the amount of such excess Stock Bonus Award under this provision, or (ii) require the Eligible Employee[s] to pay the amount of Stock Bonus Award determined to be owing to the Parent.  The fees and expenses of the Accounting Firm shall initially be paid by the Eligible Employees on a pro-rata basis, but the Parent shall reimburse the Eligible Employees for such fees if the Parent disputes the calculation and the Eligible Employee’s  calculation is upheld.

(c)           Best Efforts.  The parties hereto agree to provide their best efforts, and to act in good faith, such that the Milestones shall be completed pursuant to the schedule described in paragraph (a) of this Section. In connection with the foregoing, Subsidiary and Parent shall use their best efforts to engineer, market and sell the Issanni Products. In the event that the Parent, Subsidiary or the Board decides to discontinue such engineering, marketing or sales efforts, the Board and the Representative shall negotiate in good faith so as to apply the terms and conditions of this Program to another set of mutually-agreed upon milestones such that the Eligible Employees will have the ability to realize all or that remaining portion of the Stock Bonus Award.  The parties hereto agrees that when new milestones are agreed upon pursuant to Section 5(g) of the Issanni Communications Inc. Shareholder Incentive Plan (the “Shareholder Incentive Plan”), to the greatest extent possible and taking into consideration the differences between this Program and the Shareholder Incentive Plan, such new milestones under the Shareholder Incentive Plan shall be the new milestones set forth pursuant to this Section 5(c).

 (d)          Acceleration.  All or a portion of the undistributed amount of the Stock Bonus Award, including any Shortfalls, shall become immediately due and payable upon any of the following events:

                                (i)            The sale (whether by sale of substantially all of the assets, stock, merger, or otherwise) or the discontinuation of operations of Subsidiary, Parent, or both.

                                (ii)           The sale (or exclusive licensing) of substantially all of the assets or any of the technology, methods or processes that the Subsidiary acquired from the Company pursuant to the Purchase Agreement.

                                                (iii)          The Control Group’s termination without cause of the employment agreement of either Alan Chu or Scot Zarkiewicz.  The parties agree that “cause” shall have the meaning as set forth in the respective employment agreements of Allan Chu and Scot Zarkiewicz.

6.             Termination.

(a)           Rights to Stock Bonus Awards.  Each Eligible Employee shall have a non-forfeitable right (subject to the payment of any required withholding taxes as provided for in Section 8) to his or her percentages of each Stock Bonus Award at the time the Board declares that a particular Milestone has been timely completed or, if applicable, on the fifth (5th) anniversary of the Effective Time, if such Eligible Employee is employed by a member of the Control Group upon such date(s) (except as provided in Section 6(e) below).  Moreover, if the Board has declared that a Milestone has been timely completed and an Eligible Employee’s employment with a member of the Control Group subsequently terminates prior to the distribution of the shares subject to a Stock Bonus Award for the achievement of such Milestone, such Eligible Employee shall still be entitled to receive his or her shares subject to the Stock Bonus Award earned with respect to the achievement of such Milestone.

(b)           Voluntary Termination/Termination for Cause.  If an Eligible Employee voluntarily terminates his or her employment with a member of the Control Group or has his or her employment terminated for Cause by a member of the Control Group, (i) prior to the achievement of a Milestone, (ii) prior to any additional Stock Bonus Award payment made due to credit given for an Excess Sales Amount as described in Section 5(a) or, (iii) if applicable, the fifth (5th) anniversary of the Effective Time, Parent may exercise its Repurchase Option with respect to any shares not yet vested under this Program.  Any shares so repurchased shall revert to the Parent.

(c)           Death or Disability.  If a member of the Control Group terminates an Eligible Employee’s employment because of death or disability, prior to the achievement of a Milestone, or, if applicable, the fifth (5th) anniversary of the Effective Time, such Eligible Employee (or his or her personal estate, as applicable) shall still be entitled to receive distribution of his or her Stock Bonus Award with respect to all Milestone(s) (regardless of the date of the Board’s declaration or the date of distribution of the shares subject to a Stock Bonus Award relating to such Milestone(s)).

(d)           Termination of Eligible Employee[s] for other than Cause.  If the employment of an Eligible Employee[s] is terminated by a member of the Control Group for other than Cause within twenty-four (24) months prior to achievement of a specific Milestone or Milestones, such Eligible Employee shall still be entitled to receive distribution of his or her Stock Bonus Award with respect to such Milestone(s) (regardless of the date of the Board’s declaration or the date of distribution of the shares subject to a Stock Bonus Award relating to such Milestone(s)).  The shares subject to a Stock Bonus Award allocated to Milestones achieved more than twenty-four (24) months after such Eligible Employee has been terminated by a member of the Control Group for any reason shall be subject to Parent’s Repurchase Option.  Any shares so repurchased shall revert to Parent.

(e)           Definitions.  For purposes of this Section 6, the following terms shall have the meanings ascribed to them below:

(i)    “Cause” shall mean an Eligible Employee’s (A) material breach or violation of any one or more provisions of, to the extent applicable, the Employment Agreement (the “Employment Agreement”) between such Eligible Employee and the Parent or any other agreement between such Eligible Employee and a member of the Control Group, which breach or violation, to the extent curable, shall have continued uncured (if and to the extent curable) for a period of thirty (30) calendar days after such Eligible Employee’s receipt of notice specifying the breach in reasonable detail; (B) willful misconduct or gross negligence in connection with the performance of his or her duties as an employee or officer of a member of the Control Group; (C) refusal to obey a material and lawful resolution or direction of Parent’s Board of Directors that is in writing and is consistent with such Eligible Employee’s duties, which refusal, to the extent curable, shall have continued uncured (if and to the extent curable) for a period of thirty (30) calendar days after such Eligible Employee’s receipt of demand for compliance wih the resolution or direction; (D) commission of an act constituting grounds for immediate dismissal pursuant to Parent’s then-effective employee handbook, a copy of which as currently in effect was delivered to such Eligible Employee prior to such Eligible Employee’s execution of the Employment Agreement; or (E) conviction by a court of competent jurisdiction of, or plea of guilty or nolo contendere to, any felony.

(ii)   “Milestone Start Date” shall mean April 1, 2002.

(iii)  “Program Year 2002” shall mean the period commencing with April 1, 2002 and concluding one year later.

(iv)  “Program Year 2003” shall mean the period commencing one year plus one day after April 1, 2002 and concluding one year later.

(v)   “Sale[s]” shall mean, as of the Effective Time and thereafter as provided herein, (i) the Control Group receiving a firm, non-cancellable purchase order or equivalent sales contract from a third party for a specific product (and any associated maintanence services) during Program Year 2002 or Program Year 2003; and (ii) the Control Group issuing an invoice to the third party and recognizing revenue for the specific product pursuant to its accounting policies during Program Year 2002, Program Year 2003 and the six months immediately following Program Year 2003.  The Control Group does not have to actually receive payment in connection with a Sale in order for a Sale to have occurred for purposes of the Program.

7.             Fractional Shares.

No fractional shares shall be granted or distributed under the Program.  In lieu of any fractional shares to which an Eligible Employee would otherwise be entitled, such Eligible Employee shall receive cash equal to such fraction multiplied by the market value of the common stock of the Parent on the date of the Effective Time rounded to the nearest whole cent.

8.             Withholding.

Distributions pursuant to this Program shall be subject to all applicable federal and state tax and withholding requirements.  No shares shall be distributed to an Eligible Employee under the Program until such Eligible Employee has made arrangements with such Eligible Employee’s employer within the Control Group for the payment of any such withholding taxes.

9.             Death of Eligible Employee.

In the event of the death of an Eligible Employee, his or her estate or personal representative shall have the right to receive any shares subject to a Stock Bonus Award that would otherwise have been due to such Eligible Employee under this Program at the time of death or thereafter.

10.           Funding.

The Parent shall reserve a sufficient number of shares of common stock for distribution under the Program.  Parent shall conduct itself reasonably and in good faith with respect to the Subsidiary’s achievement of the Milestones.

11.           Term of Program.

This Program shall become effective simultaneously with the Effective Time.  This Program shall continue until all benefits which have been earned or been forfeited or which could be earned or forfeited under this Program have been distributed or forfeited.

12.           Employment.

This Program does not constitute a contract of employment or impose on either the Eligible Employee or any member of the Control Group any obligation to retain the Eligible Employee as an employee or other service provider.  This Program does not change the status of the Eligible Employee as an employee at will, the policies of the Company regarding termination of employment, nor guarantee further continuing participation in the Program.

13.           Assignment and Alienation of Benefits.

To the maximum extent permitted by law, an Eligible Employee’s right or benefits under this Program shall not be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

14.           Headings.

The Section headings in this Program are for convenience only; they form no part of the Program and shall not affect its interpretation.

15.           Amendment and Termination of this Program.

The Subisidary, its Parent, or any successor corporations, may not amend, suspend or terminate this Program, unless agreed to in writing signed by the Subsidiary (or its Parent or any successor corporations) and all affected Eligible Employees.

16.           Registration of Bonus Pool Shares.

Parent, within a reasonable time after the Effective Time (but not to exceed one hundred and eighty (180) days from the Effective Time), shall register the Bonus Pool Shares with the United States Securities and Exchange Commission on Form S8 (or a successor form).  Parent shall be responsible for all of the costs and expenses of filing and completing such registration.

17.           Limitations

Neither this Program nor the transactions authorized under this Program constitute an express or implied promise of continued employment for any period of time whatsoever.  The rights and obligations of Company, Parent and Eligible Employees hereunder may not be sold, pledged, assigned, hypothecated, or disposed of in any manner other than by will or by the laws of descent and distribution, except pursuant to a writing signed by Parent, the Company and any affected Eligible Employee.

18.           Governing Law

This Program shall be governed by the laws of the State of California (without giving affect to its choice of law provisions).